Exhibit 10.71

May 1, 2008

Derek Witte
Chordiant Software, Inc.
20400 Stevens Creek Blvd.
Cupertino, CA 95014

Dear Derek:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Chordiant Software, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date.  Your last day of work with the Company and your employment termination date will be June 30, 2008 (the “Separation Date”).  This means that as of the Separation Date, you will be deemed to have resigned from any and all positions that you hold with the Company or any of its subsidiaries, including any Board positions.  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2. Transition Period.

a. Hours/Duties.  Between now and the Separation Date (the “Transition Period”), you will remain a regular, full-time employee of the Company, with the same title currently in effect, and shall be required to perform those duties requested of you by the CEO.

b. Compensation/Benefits.  During the Transition Period, your salary will remain the same, your Company stock options will continue to vest, and you will continue to be eligible for the Company’s standard benefit programs (subject to their terms and conditions).

c. Obligations During Transition Period.  During the Transition Period, you will continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under your Proprietary Information and Inventions Agreement).

3. Severance Payments.  Although the Company has no obligation to do so, if you sign the Separation Date Release Agreement attached hereto as Exhibit A on or within forty-five (45) days after the Separation Date, return it to the Company, and allow the release contained therein to become effective, then the Company will make the following severance payments to you:

a. Salary Continuation.  The Company will pay you severance in the form of salary continuation for a four (4) month period following the Separation Date (the “Severance Payments”).  The Severance Payments will be made on the Company’s regular payroll cycle beginning on the first regularly-scheduled payroll date following the Separation Date Effective Date (as defined in Exhibit A), and will be subject to standard payroll deductions and withholdings.  On the first payroll date following the Separation Date Release Effective Date, the Company will pay you the salary continuation payments that you would have received on or prior to such date in a lump sum under the original schedule but for the delay in the effectiveness of the Separation Date

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Mr. Derek Witte
May 1, 2008

Release, with the balance of the Severance Payments being paid as originally scheduled.  Each such installment will be deemed a separate “payment” for purposes of Section 409A of the Internal Revenue Code.  During the period of time that you are receiving the Severance Payments, you will be required to respond to questions from the Company’s CEO related to work that you performed for the Company.

b. Bonus Payment.  Subject to approval by the Compensation Committee of the Board of Directors, as an additional severance benefit, the Company will make a lump-sum severance payment to you in an amount equal to $11,250, less standard payroll deductions and withholdings, which represents one-half of your Chief Compliance Officer Bonus for 2008.  This amount will be paid to you at the same time as the first salary continuation payment to be made to you pursuant to section 3.a. above.

4. Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  You will be provided with a separate notice describing your rights and obligations under COBRA.  If you timely elect continued coverage under COBRA, the Company, as part of this Agreement and an additional severance benefit subject to the effectiveness of your release, will reimburse your COBRA premiums to continue your group health insurance coverage through COBRA at the level in effect as of the Separation Date (including dependent coverage, if applicable), for six (6) months after the Separation Date to the extent such COBRA coverage remains available.

5. Stock Options.  Under the terms of your stock option agreement and the applicable plan documents, vesting of your stock options will cease as of the Separation Date.  As an additional severance benefit subject to the effectiveness of your release, the Company is offering to extend the post-termination exercise period applicable to your then-outstanding stock options for a nine (9) month period beyond the ordinary exercise period.  You will need to satisfy all of the Company's federal and state income and employment withholding taxes upon exercise of any nonstatutory stock options.  Notwithstanding the foregoing, no options will be extended beyond their original maximum term.  Except as expressly provided herein, all rights and obligations with respect to your stock options will be as set forth in your stock option agreement, grant notice and applicable plan documents.

6. Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits after the Separation Date.

7. Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

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Mr. Derek Witte
May 1, 2008

8. Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within twenty (20) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  Your timely return of all such Company documents and other property is a condition precedent to your receipt of the severance benefits provided under this Agreement.

9. Proprietary Information Obligations.  You acknowledge and agree to abide by your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

10. Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

11. Nondisparagement.  You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. No Admissions.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13. Release of Claims.

a. General Release.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys,

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Mr. Derek Witte
May 1, 2008

 predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement.

b. Scope of Release.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).

c. Excluded Claims.  Notwithstanding the foregoing, you are not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against the Company or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns.

14. ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have forty-five (45) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).

15. Section 1542 Waiver.  In granting the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the

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Mr. Derek Witte
May 1, 2008

creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

16. Representations. You hereby represent that to date: (i) you have been paid all compensation owed and have been paid for all hours worked; (ii) you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise; and (iii) you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

17. Disclosure Under ADEA, 29 U.S.C. § 626(f)(1)(H). You hereby acknowledge that the Company has provided you with the ADEA Disclosure Information (under Title 29 U.S. Code Section 626(f)(1)(H)), attached as Exhibit C to this Agreement.

18. Cooperation and Assistance.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company’s counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

19. Section 409A.  For the avoidance of doubt, it is intended that all of the payments and benefits provided in Sections 3, 4 and 5 above satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4)-(5), and 1.409A-1(b)(9)(iii) and (v).

20. Miscellaneous.  This Agreement, including all Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  Any ambiguity in this Agreement

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 shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

We wish you the best in your future endeavors.

Sincerely,

Chordiant Software, Inc.

By:	/s/ Jack Landers

Jack Landers
Vice President of Human Resources

Exhibit A:  Separation Date Release Agreement
Exhibit B:  Proprietary Information and Inventions Agreement
Exhibit C:  ADEA Disclosure

I have read, understand and agree fully to the foregoing Agreement:

/s/ Derek Witte
Derek Witte

Date:	5-21-08

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Exhibit A

Separation Date Release Agreement

(to be signed on or within 45 days after the Separation Date)

In exchange for severance benefits to be provided to me by Chordiant Software, Inc. (the “Company”) pursuant to the Separation Agreement between the Company and me dated May 1, 2008 (the “Separation Agreement”), I hereby provide the following Separation Date Release Agreement (the “Separation Date Release”).

In exchange for the consideration under this Agreement to which I would not otherwise be entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date I sign this Agreement.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (the “ADEA”) (as amended), or the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I am not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Agreement.  In addition, nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against the Company or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration given for the waiver and release in the preceding

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paragraph is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Separation Date Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) days following the date I sign this Separation Date Release to revoke it by providing written notice of revocation to the Company’s CEO; and (e) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date I sign it (the “Separation Date Release Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

I hereby represent that to date: (i) I have been paid all compensation owed and have been paid for all hours worked; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

By:	/s/ Derek Witte
Derek Witte

Date:	June 30, 2008

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Exhibit B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

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Exhibit C

ADEA Disclosure

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